UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

(Amendment No. 2)*

Under the Securities Exchange Act of 1934

CLEARWAY ENERGY, INC.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

Class C Common Stock, par value $0.01 per share

(Title of Class of Securities)

18539C105 (Class A Common Stock)

18539C204 (Class C Common Stock)

(CUSIP Number)

December 31, 2020 (for Class A Common Stock)

December 31, 2020 (for Class C Common Stock)

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*  The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo PPF Credit Strategies, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
212,406 shares of Class A Common Stock 36,019 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
212,406 shares of Class A Common Stock 36,019 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
212,406 shares of Class A Common Stock 36,019 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Credit Strategies Master Fund Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.7% of outstanding Class A Common Stock 0.5% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
CO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Fund Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.7% of outstanding Class A Common Stock 0.5% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Operating LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.7% of outstanding Class A Common Stock 0.5% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo ST Capital LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.7% of outstanding Class A Common Stock 0.5% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ST Management Holdings, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
1,625,151 shares of Class A Common Stock 406,315 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
4.7% of outstanding Class A Common Stock 0.5% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo A-N Credit Fund (Delaware), L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
202,984 shares of Class A Common Stock 76,005 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
202,984 shares of Class A Common Stock 76,005 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
202,984 shares of Class A Common Stock 76,005 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo A-N Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
202,984 shares of Class A Common Stock 76,005 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
202,984 shares of Class A Common Stock 76,005 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
202,984 shares of Class A Common Stock 76,005 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AP Kent Credit Master Fund, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
14,439 shares of Class A Common Stock 67,283 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
14,439 shares of Class A Common Stock 67,283 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,439 shares of Class A Common Stock 67,283 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%* of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AP Kent Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
14,439 shares of Class A Common Stock 67,283 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
14,439 shares of Class A Common Stock 67,283 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
14,439 shares of Class A Common Stock 67,283 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0%* of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas Master Fund, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 896 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 896 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 896 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Atlas Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 896 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 896 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 896 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo TR Enhanced Levered Yield LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
47,801 shares of Class A Common Stock 69,636 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
47,801 shares of Class A Common Stock 69,636 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
47,801 shares of Class A Common Stock 69,636 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo TR Opportunistic Ltd.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% of outstanding Class A Common Stock 0.6% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
CO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Master Fund LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% of outstanding Class A Common Stock 0.6% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% of outstanding Class A Common Stock 0.6% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Master Fund Enhanced LP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
210,231 shares of Class A Common Stock 502,763 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.6% of outstanding Class A Common Stock 0.6% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Total Return Enhanced Management LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
258,032 shares of Class A Common Stock 572,399 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
258,032 shares of Class A Common Stock 572,399 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
258,032 shares of Class A Common Stock 572,399 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.7% of outstanding Class A Common Stock 0.7% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
17,917 shares of Class A Common Stock 0 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
17,917 shares of Class A Common Stock 0 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,917 shares of Class A Common Stock 0 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% of outstanding Class A Common Stock 0.0% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Credit Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
17,917 shares of Class A Common Stock 0 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
17,917 shares of Class A Common Stock 0 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
17,917 shares of Class A Common Stock 0 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% of outstanding Class A Common Stock 0.0% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo SA Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
18,706 shares of Class A Common Stock 101,136 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
18,706 shares of Class A Common Stock 101,136 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
18,706 shares of Class A Common Stock 101,136 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.1% of outstanding Class A Common Stock 0.1% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Chiron Credit Fund, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 13,224 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 13,224 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 13,224 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Chiron Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 13,224 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 13,224 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 13,224 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Oasis Partners, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 16,725 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 16,725 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 16,725 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Oasis Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 16,725 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 16,725 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 16,725 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Arrowhead Management, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 0 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 0 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 0 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management International LLP
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
AMI (Holdings), LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo International Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo International Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
0 shares of Class A Common Stock 19,304 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☒
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.0% of outstanding Class A Common Stock 0.0%* of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

* Rounds to less than 0.1%.

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Management, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% of outstanding Class A Common Stock 1.7% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Capital Management GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% of outstanding Class A Common Stock 1.7% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings, L.P.
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% of outstanding Class A Common Stock 1.7% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
PN

CUSIP No. 18539C105 18539C204

1		NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Apollo Management Holdings GP, LLC
2		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
(a) ☐
(b) ☐
3		SEC USE ONLY

4		CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5	SOLE VOTING POWER

	6	SHARED VOTING POWER
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
	7	SOLE DISPOSITIVE POWER

	8	SHARED DISPOSITIVE POWER
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
9		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
2,320,721 shares of Class A Common Stock 1,372,435 shares of Class C Common Stock
10		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) ☐
11		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
6.7% of outstanding Class A Common Stock 1.7% of outstanding Class C Common Stock
12		TYPE OF REPORTING PERSON (See Instructions)
OO

Item 1.                                                         (a)                                 Name of Issuer

Clearway Energy, Inc.

(b)                                 Address of Issuer’s Principal Executive Offices

804 Carnegie Center

Princeton, New Jersey 08540

Item 2.                                                         (a)                                 Name of Person Filing

This statement is filed by (i) Apollo PPF Credit Strategies, LLC (“PPF Credit Strategies”), (ii) Apollo Credit Strategies Master Fund Ltd. (“Credit Strategies”), (iii) Apollo ST Fund Management LLC (“ST Management”), (iv) Apollo ST Operating LP (“ST Operating”), (v) Apollo ST Capital LLC (“ST Capital”), (vi) ST Management Holdings, LLC (“ST Management Holdings”), (vii) Apollo A-N Credit Fund (Delaware), L.P. (“A-N Credit”), (viii) Apollo A-N Credit Management, LLC (“A-N Credit Management”), (ix) AP Kent Credit Master Fund, L.P. (“Kent Credit”), (x) AP Kent Management LLC (“Kent Management”), (xi) Apollo Atlas Master Fund, LLC (“Atlas”), (xii) Apollo Atlas Management, LLC (“Atlas Management”), (xiii) Apollo TR Enhanced Levered Yield LLC (“TR Levered Yield”), (xiv) Apollo TR Opportunistic Ltd. (“TR Opportunistic”), (xv) Apollo Total Return Master Fund LP (“TR Master Fund”), (xvi) Apollo Total Return Management LLC (“TR Management”), (xvii) Apollo Total Return Master Fund Enhanced LP (“TR Enhanced”), (xviii) Apollo Total Return Enhanced Management LLC (“TR Enhanced Management”), (xix) Apollo Credit Management, LLC (“ACM LLC”), (xx) Apollo Capital Credit Management, LLC (“ACCM LLC”), (xxi) Apollo SA Management, LLC (“SA Management”), (xxii) Apollo Chiron Credit Fund, L.P. (“Chiron Credit”), (xxiii) Apollo Chiron Management, LLC (“Chiron Management”), (xxiv) Apollo Oasis Partners, L.P. (“Oasis Partners”), (xxv) Apollo Oasis Management, LLC (“Oasis Management”), (xxvi) Apollo Arrowhead Management, LLC (“Arrowhead Management”), (xxvii) Apollo Management International LLP (“AMI”), (xxviii) AMI (Holdings), LLC (“AMI Holdings”), (xxix) Apollo International Management, L.P. (“International Management”), (xxx) Apollo International Management GP, LLC (“International Management GP”), (xxxi) Apollo Capital Management, L.P. (“Capital Management”), (xxxii) Apollo Capital Management GP, LLC (“Capital Management GP”), (xxxiii) Apollo Management Holdings, L.P. (“Management Holdings”), and (xxxiv) Apollo Management Holdings GP, LLC (“Management Holdings GP”).  The foregoing are collectively referred to herein as the “Reporting Persons.”

PPF Credit Strategies, Credit Strategies, A-N Credit, Kent Credit, Atlas, TR Levered Yield, TR Opportunistic, Chiron Credit and Oasis Partners each hold securities of the Issuer. ST Management serves as the investment manager for Credit Strategies. ST Operating is the sole member of ST Management.  The general partner of ST Operating is ST Capital.  ST Management Holdings is the sole member of ST Capital.  A-N Credit Management serves as the investment manager for A-N Credit. Kent Management serves as the investment manager of Kent Credit. Atlas Management serves as the investment manager of Atlas.

TR Master Fund and TR Enhanced are the shareholders of TR Opportunistic. TR Management serves as the investment manager for TR Master Fund and TR Enhanced Management serves as the investment manager for TR Enhanced as well as for TR Levered Yield.

ACM LLC provides investment management services for Franklin K2 Long Short Credit Fund (“Franklin K2”). ACCM LLC is the sole member of ACM LLC.  SA Management provides investment management services for (i) Franklin Templeton Investment Funds (“FTIF Franklin”), (ii) Franklin K2 Alternative Strategies Fund (“FASF-Franklin K2”), and (iii) FTIF Franklin K2 Long/Short Credit Fund (“FTIF Franklin K2 Long/Short”). Arrowhead Management provides investment management services to San Bernardino County Employees’ Retirement Association (“SBCERA”).

Chiron Management serves as the investment manager of Chiron Credit. Oasis Management serves as the investment manager of Oasis Partners.

AMI provides investment management services for the Schlumberger UK Common Investment Fund (the “Schlumberger Fund”). AMI Holdings is the sole member of AMI. International Management is the sole member-manager of AMI Holdings. International Management GP serves as the general partner of International Management.

Capital Management serves as the sole member of A-N Credit Management, Kent Management, Atlas Management, ACCM LLC, SA Management, Chiron Management, Oasis Management and Arrowhead Management, and the sole member and manager of ST Management Holdings, TR Management, TR Enhanced Management, and provides investment management services for K2 Apollo Liquid Credit Master Fund Ltd (“K2 Apollo”).  Capital Management GP serves as the general partner of Capital Management.  Management Holdings serves as the sole member and manager of International Management GP and Capital Management GP, and Management Holdings GP serves as the general partner of Management Holdings.

(b)                                 Address of Principal Business Office or, if none, Residence

The address of the principal business office of each of Credit Strategies, TR Management, TR Opportunistic, TR Master Fund and TR Enhanced is c/o Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, KY-9008, Cayman Islands.

The address of the principal business office of each of PPF Credit Strategies, A-N Credit, Kent Credit, Atlas, TR Levered Yield, Chiron Credit, Chiron Management, Oasis Partners and Oasis Management is One Manhattanville Road, Suite 201, Purchase, New York 10577.

The address of the principal business office of each of ST Management, ST Operating, ST Capital, ST Management Holdings, A-N Credit Management, Kent

Management, Atlas Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Arrowhead Management, AMI Holdings, International Management, International Management GP, Capital Management, Capital Management GP, Management Holdings and Management Holdings GP is 9 W. 57th Street, 43rd Floor, New York, New York 10019.

The address of the principal business office of AMI is 25 St George St, Mayfair, London W1S 1FS, United Kingdom.

(c)                                  Citizenship

Credit Strategies, ST Management Holdings and TR Opportunistic are exempted companies incorporated in the Cayman Islands with limited liability. ST Operating, A-N Credit, International Management, Capital Management and Management Holdings are each Delaware limited partnerships.  Kent Credit, Atlas, TR Master Fund, TR Enhanced, Chiron Credit and Oasis Partners are each exempted limited partnerships registered in the Cayman Islands. PPF Credit Strategies, TR Levered Yield, ST Management, ST Capital, A-N Credit Management, TR Management, TR Enhanced Management, ACM LLC, ACCM LLC, SA Management, Arrowhead Management, Kent Management, Atlas Management, Chiron Management, Oasis Management, AMI Holdings, International Management GP, Capital Management GP, and Management Holdings GP are each Delaware limited liability companies. AMI is a limited liability partnership incorporated in England.

(d)                                 Title of Class of Securities

Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”)

Class C Common Stock, par value $0.01 per share (the “Class C Common Stock,” and together with Class A Common Stock, the “Common Stock”)

(e)                                  CUSIP Number

18539C105 (Class A Common Stock)

18539C204 (Class C Common Stock)

Item 3.                                                         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.                                                         Ownership.

(a)                                 Amount beneficially owned:

	Class A Common Stock	Class C Common Stock
PPF Credit Strategies	212,406	36,019
Credit Strategies	1,625,151	406,315
ST Management	1,625,151	406,315
ST Operating	1,625,151	406,315
ST Capital	1,625,151	406,315
ST Management Holdings	1,625,151	406,315
A-N Credit	202,984	76,005
A-N Credit Management	202,984	76,005
Kent Credit	14,439	67,283
Kent Management	14,439	67,283
Atlas	0	896
Atlas Management	0	896
TR Levered Yield	47,801	69,636
TR Opportunistic	210,231	502,763
TR Master Fund	210,231	502,763
TR Management	210,231	502,763
TR Enhanced	210,231	502,763
TR Enhanced Management	258,032	572,399
ACM LLC	17,917	0
ACCM LLC	17,917	0
SA Management	18,706	101,136
Chiron Credit	0	13,224
Chiron Management	0	13,224
Oasis Partners	0	16,725
Oasis Management	0	16,725
Arrowhead Management	0	0
AMI	0	19,304
AMI Holdings	0	19,304
International Management	0	19,304
International Management GP	0	19,304
Capital Management	2,320,721	1,372,435
Capital Management GP	2,320,721	1,372,435
Management Holdings	2,320,721	1,372,435
Management Holdings GP	2,320,721	1,372,435

The number of shares of Common Stock reported as beneficially owned in this Schedule 13G is as of December 31, 2020. The number of shares of Common Stock reported as beneficially owned by ACM LLC and ACCM LLC are held by Franklin K2, for which ACM LLC has the authority to vote and to make investment decisions. The number of shares of Common Stock reported as beneficially owned by SA Management are held by FTIF-Franklin K2, FASF-Franklin K2, and FTIF Franklin K2 Long/Short, for which SA Management has the authority to vote and to make investment decisions. The number of shares reported as beneficially owned by AMI are held by Schlumberger Fund, for which AMI has the authority to vote and to make investment decisions. The number of shares reported as beneficially owned by Capital Management include, among others, 314,041 shares of Class A Common Stock and 124,038 shares of Class C Common Stock held by K2 Apollo, for which Capital Management has the authority to vote and to make investment decisions.  The shares of Common Stock reported as beneficially owned by A-N Credit Management, Kent Management, Atlas Management, ACCM LLC, SA Management, Chiron Management, Oasis Management, Arrowhead Management, ST Management Holdings, TR Management, TR Enhanced Management, are also included in the shares reported as beneficially owned by Capital Management, Capital Management GP, Management Holdings and Management Holdings GP.

PPF Credit Strategies, Credit Strategies, A-N Credit, Kent Credit, Atlas, TR Levered Yield, TR Opportunistic, Chiron Credit and Oasis Partners each disclaims beneficial ownership of all shares of the Common Stock included in this report other than the shares of Common Stock held of record by such Reporting Person, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.  The other Reporting Persons, and Messrs. Leon Black, Joshua Harris and Marc Rowan, the managers, as well as executive officers, of Management Holdings GP, each disclaim beneficial ownership of all shares of Common Stock included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

(b) Percent of class:

	Class A Common Stock	Class C Common Stock
PPF Credit Strategies	0.6%	0.0%*
Credit Strategies	4.7%	0.5%
ST Management	4.7%	0.5%
ST Operating	4.7%	0.5%
ST Capital	4.7%	0.5%
ST Management Holdings	4.7%	0.5%
A-N Credit	0.6%	0.1%
A-N Credit Management	0.6%	0.1%
Kent Credit	0.0%*	0.1%
Kent Management	0.0%*	0.1%
Atlas	—	0.0%*
Atlas Management	—	0.0%*
TR Levered Yield	0.1%	0.1%
TR Opportunistic	0.6%	0.6%
TR Master Fund	0.6%	0.6%
TR Management	0.6%	0.6%
TR Enhanced	0.6%	0.6%
TR Enhanced Management	0.7%	0.7%
ACM LLC	0.1%	—
ACCM LLC	0.1%	—
SA Management	0.1%	0.1%
Chiron Credit	—	0.0%*
Chiron Management	—	0.0%*
Oasis Partners	—	0.0%*
Oasis Management	—	0.0%*
Arrowhead Management	—	—
AMI	—	0.0%*
AMI Holdings	—	0.0%*
International Management	—	0.0%*
International Management GP	—	0.0%*
Capital Management	6.7%	1.7%
Capital Management GP	6.7%	1.7%
Management Holdings	6.7%	1.7%
Management Holdings GP	6.7%	1.7%

* Percentage amounts to less than one-tenth of a percent of the outstanding class of common stock.

The percentages are based on 34,599,645 shares of Class A Common Stock and 81,558,845 shares of Class C Common Stock outstanding as of October 31, 2020, as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 5, 2020.

(c)                                  Number of shares as to which the person has:

(i)                                     Sole power to vote or to direct the vote:

0 for all Reporting Persons

(ii)                                  Shared power to vote or to direct the vote:

	Class A Common Stock	Class C Common Stock
PPF Credit Strategies	212,406	36,019
Credit Strategies	1,625,151	406,315
ST Management	1,625,151	406,315
ST Operating	1,625,151	406,315
ST Capital	1,625,151	406,315
ST Management Holdings	1,625,151	406,315
A-N Credit	202,984	76,005
A-N Credit Management	202,984	76,005
Kent Credit	14,439	67,283
Kent Management	14,439	67,283
Atlas	0	896
Atlas Management	0	896
TR Levered Yield	47,801	69,636
TR Opportunistic	210,231	502,763
TR Master Fund	210,231	502,763
TR Management	210,231	502,763
TR Enhanced	210,231	502,763
TR Enhanced Management	258,032	572,399
ACM LLC	17,917	0
ACCM LLC	17,917	0
SA Management	18,706	101,136
Chiron Credit	0	13,224
Chiron Management	0	13,224
Oasis Partners	0	16,725
Oasis Management	0	16,725
Arrowhead Management	0	0
AMI	0	19,304
AMI Holdings	0	19,304
International Management	0	19,304
International Management GP	0	19,304
Capital Management	2,320,721	1,372,435
Capital Management GP	2,320,721	1,372,435
Management Holdings	2,320,721	1,372,435
Management Holdings GP	2,320,721	1,372,435

(iii)                               Sole power to dispose or to direct the disposition of:

0 for all Reporting Persons

(iv)                              Shared power to dispose or to direct the disposition of:

	Class A Common Stock	Class C Common Stock
PPF Credit Strategies	212,406	36,019
Credit Strategies	1,625,151	406,315
ST Management	1,625,151	406,315
ST Operating	1,625,151	406,315
ST Capital	1,625,151	406,315
ST Management Holdings	1,625,151	406,315
A-N Credit	202,984	76,005
A-N Credit Management	202,984	76,005
Kent Credit	14,439	67,283
Kent Management	14,439	67,283
Atlas	0	896
Atlas Management	0	896
TR Levered Yield	47,801	69,636
TR Opportunistic	210,231	502,763
TR Master Fund	210,231	502,763
TR Management	210,231	502,763
TR Enhanced	210,231	502,763
TR Enhanced Management	258,032	572,399
ACM LLC	17,917	0
ACCM LLC	17,917	0
SA Management	18,706	101,136
Chiron Credit	0	13,224
Chiron Management	0	13,224
Oasis Partners	0	16,725
Oasis Management	0	16,725
Arrowhead Management	0	0
AMI	0	19,304
AMI Holdings	0	19,304
International Management	0	19,304
International Management GP	0	19,304
Capital Management	2,320,721	1,372,435
Capital Management GP	2,320,721	1,372,435
Management Holdings	2,320,721	1,372,435
Management Holdings GP	2,320,721	1,372,435

Item 5.                                                         Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐

Item 6.                                                         Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.                                                         Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.                                                         Identification and Classification of Members of the Group.

Not applicable.

Item 9.                                                         Notice of Dissolution of Group.

Not applicable.

Item 10.                                                  Certification.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

[The remainder of this page intentionally left blank.]

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 2021

APOLLO PPF CREDIT STRATEGIES, LLC

By:	Apollo Credit Strategies Master Fund Ltd.,
its sole member

	By:		Apollo ST Fund Management LLC,
its investment manager

		By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO CREDIT STRATEGIES MASTER FUND LTD.

By:	Apollo ST Fund Management LLC,
its investment manager

	By:		/s/ Joseph D. Glatt
	Name:		Joseph D. Glatt
	Title:		Vice President

APOLLO ST FUND MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ST OPERATING LP

By:	Apollo ST Capital LLC,
its general partner

	By:		/s/ Joseph D. Glatt
	Name:		Joseph D. Glatt
	Title:		Vice President

APOLLO ST CAPITAL LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

ST MANAGEMENT HOLDINGS, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO A-N CREDIT FUND (DELAWARE), L.P.

By:	Apollo A-N Credit Advisors (APO FC Delaware), L.P.,
its general partner

	By:	Apollo A-N Credit Advisors (APO FC-GP), LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO A-N CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

AP KENT CREDIT MASTER FUND, L.P.

By:	AP Kent Advisors, L.P.,
its General Partner

	By:	AP Kent Advisors GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President and Secretary

AP KENT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President and Secretary

APOLLO ATLAS MASTER FUND, LLC

By:	Apollo Atlas Advisors (APO FC), L.P.,
its managing member

	By:	Apollo Atlas Advisors (APO-GP), LLC,
its general partner

		By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO ATLAS MANAGEMENT, LLC

By:	Apollo Capital Management, L.P.,
its sole member

	By:	Apollo Capital Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO TR ENHANCED LEVERED YIELD LLC

By:	Apollo Total Return Enhanced Management LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President and Secretary

APOLLO TR OPPORTUNISTIC LTD.

By:	Apollo Total Return Master Fund LP
its shareholder

	By:	Apollo Total Return Advisors LP,
its general partner

		By:	Apollo Total Return Advisors GP LLC,
its general partner

			By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

By:	Apollo Total Return Master Fund Enhanced LP,
its shareholder

	By:	Apollo Total Return Enhanced Advisors LP,
its general partner

		By:	Apollo Total Return Enhanced Advisors GP LLC,
its general partner

			By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO TOTAL RETURN MASTER FUND LP

By:	Apollo Total Return Advisors LP,
its general partner

	By:	Apollo Total Return Advisors GP LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO TOTAL RETURN MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO TOTAL RETURN MASTER FUND ENHANCED LP

By:	Apollo Total Return Enhanced Advisors LP,
its general partner

	By:	Apollo Total Return Enhanced Advisors GP LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO TOTAL RETURN ENHANCED MANAGEMENT LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL CREDIT MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO SA MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CHIRON CREDIT FUND, L.P.

By:	Apollo Chiron Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CHIRON MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO OASIS PARTNERS, LP.

By:	Apollo Oasis Management, LLC,
its investment manager

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO OASIS MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO ARROWHEAD MANAGEMENT, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT INTERNATIONAL LLP

By:	AMI (Holdings), LLC,
its member

	By:	Apollo International Management, L.P.,
its sole member-manager

		By:	Apollo International Management GP, LLC,
its general partner

			By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

AMI (HOLDINGS), LLC

By:	Apollo International Management, L.P.,
its sole member-manager

	By:	Apollo International Management GP, LLC,
its general partner

		By:	/s/ Joseph D. Glatt
		Name:	Joseph D. Glatt
		Title:	Vice President

APOLLO INTERNATIONAL MANAGEMENT, L.P.

By:	Apollo International Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO INTERNATIONAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO CAPITAL MANAGEMENT, L.P.

By:	Apollo Capital Management GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
	Name:	Joseph D. Glatt
	Title:	Vice President

APOLLO CAPITAL MANAGEMENT GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC,
its general partner

	By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Joseph D. Glatt
Name:	Joseph D. Glatt
Title:	Vice President